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                             BAER MARKS & UPHAM LLP
                                805 THIRD AVENUE
                             NEW YORK, NY 10022-7513

                                  ------------
                                 (212) 702-5700

WRITER'S DIRECT DIAL NUMBER                                          TELECOPIER:
(212) 702-                                                        (212) 702-5941

                                                   June 15, 2000

9278 Communications, Inc.
1942 Williamsbridge Road
Bronx, New York 10461


     Re: Registration Statement on Form SB-2 under the Securities Act of 1933
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Dear Ladies and Gentlemen:

     In our capacity as counsel to 9278 Communications, Inc., a Delaware corporation (the "Company"), we have been asked to render this opinion in connection with a registration statement on Form SB-2, being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering an aggregate of 3,528,372 shares of common stock, $.001 par value per share (the "Shares"), which have been included in the Registration Statement for the account of certain persons identified in the Registration Statement as selling stockholders (the "Selling Stockholders").

     The Shares represent (i) issued and outstanding shares of common stock of the Company (the "Outstanding Shares"), and (ii) shares of common stock which are issuable upon conversion of shares of the Company's series B convertible preferred stock (the "Conversion Shares"), held by certain of the Selling Stockholders by the Company.

     In that connection, we have examined the Certificate of Incorporation and the Bylaws of the Company, both as amended to date, the Registration Statement, corporate proceedings of the Company relating to the issuance of shares of series B convertible preferred stock and such other instruments and documents as we have deemed relevant under the circumstances.

     In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date in connection with the


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BAER MARKS & UPHAM LLP
June 15, 2000
Page 2


issuance of the Outstanding Shares, the series B convertible preferred stock and the Conversion Shares.


     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware;

     2. The Outstanding Shares have been duly issued, are fully paid and non-assessable; and

     3. The Conversion Shares, when duly issued upon conversion of shares of the Company's Series B convertible preferred stock, will be duly and validly authorized and fully paid and non-assessable.

     We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.




                                                 Very truly yours,

                                                 /s/ Baer Marks & Upham LLP